EXHIBIT 99.1

NEWS RELEASE

RANGE PROVIDES OPERATIONAL UPDATE

FORT WORTH, TEXAS, OCTOBER 21, 2003...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an update on its operations and financial position.

Based on drilling results through September 30, the Company is on track to meet its production and reserve growth targets for 2003. Third quarter production averaged 159.2 Mmcfe per day, a slight increase over second quarter and 5.2% higher than the prior-year period. With newly drilled wells steadily coming online, production has continued to increase and currently exceeds 162 Mmcfe per day.

In the third quarter, approximately $28 million of the Company’s $105 million capital budget was expended, funding the drilling of 105 (53.2 net) wells. Only 6 (3.9 net) of the wells proved unproductive. The Company will record dry hole expense of approximately $800,000 for the quarter. In the first nine months of 2003, 265 (147.8 net) wells were drilled at a total cost of $77 million. Eleven (7.9 net) of the wells were dry holes. By September 30, 219 (121.0 net) of the wells had been placed on production, while the remaining 35 (18.9 net) wells were in various stages of completion or waiting on pipeline connection.

Recent drilling results included three successful wells in West Texas. Two Canyon Sands wells in Sterling and Sutton counties, drilled to 6,700 feet, and one Wolfcamp well in Glasscock county, drilled to 8,400 feet, were completed and are currently producing 5.6 (2.7 net) Mmcfe per day in total. In the Texas Panhandle and western Oklahoma, three wells were drilled to approximately 9,000 feet and completed in the Morrow formation. One was turned to production at 1.5 (1.0 net) Mmcfe per day. The remaining two wells, which tested 3.7 (2.0 net) Mmcfe per day combined, are expected to be on production within two weeks. In South Louisiana, the Villejoin #1 was completed as a successful offset to a Range exploratory discovery drilled late last year. The Villejoin #1, which was drilled to 12,200 feet, is currently producing 13.4 (4.3 net) Mmcfe per day. One additional well in South Louisiana is scheduled to spud later this year. In Appalachia 76 (59.0 net) wells were successfully drilled in the third quarter and are on production or in various stages of completion or pipelining. Drilling activity remains high with 12 rigs currently running.

The Company also announced that its bank group had recently approved an increase in the funds available under its credit facility. The borrowing base was increased by $10 million to $180 million. The increase was granted following the banks’ semi-annual review of the Company’s reserves and operations. The Company currently has over $75 million of availability under the facility. At September 30, 2003, Range had $280 million of total debt, down from $368 million at year-end 2002. At quarter-end, the debt-to-capital ratio had fallen to 50% from 64% at year-end 2002.

Commenting on the announcement, John Pinkerton, Range’s President, said, “Our drilling program is having solid success. Consequently, production continues to rise. Fourth quarter production is off to a good start, and over 30 wells are currently drilling, completing or awaiting pipeline connection. We are also pleased that our bank group is recognizing our progress and is providing additional flexibility under the credit facility. With our stronger financial position, we remain focused on our strategy of drill bit growth coupled with complementary acquisitions.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated debt reduction, capital expenditures, reserve replacement, production rates, well costs and the number of wells to be drilled are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2003-24
Contact:	Rodney Waller, Senior Vice President Karen Giles (817)870-2601 www.rangeresources.com